Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES THIRD QUARTER 2005 RESULTS

New York, NY – November 10, 2005 - Advanstar Communications Inc. (“Advanstar”), a leading worldwide media company providing integrated marketing solutions, today reported operating results for the third quarter and nine months ended September 30, 2005.

Third Quarter Overview

Advanstar’s results for the third quarter of 2005 reflect the implementation of several growth initiatives and the continued implementation of a corporate restructuring begun earlier in the year.

The corporate restructuring included a workforce and leased office space reduction, resulting in a pre-tax charge of $1.0 million in the third quarter.  The Company expects to incur approximately $1.2 million in additional charges over the next six months as the Company continues to execute its restructuring plan.  The estimated annualized cost savings of the Company’s restructuring is approximately $9.0 million when fully completed.

In August 2005 the Company completed the acquisitions of Project Tradeshow (“Project”) and Pool Tradeshow (“Pool”).  The acquisitions of Project and Pool were completed to expand Advanstar’s presence in the contemporary and boutique fashion markets.  These events were operated in coordination with the Company’s fall MAGIC event during the quarter.

Joe Loggia, President and CEO of Advanstar said, “Our performance in the third quarter demonstrates the initial results of successfully executing our plan to strengthen the Company and transform our business.  First, we improved the operating results of many of our key properties.  Second, we maintained our focus on investing in our properties and new initiatives to accelerate our growth and are already seeing benefits.  In particular, our fall MAGIC event outperformed our expectations due to the success of our growth initiatives, which included new trend areas, pavilions and an expanded Sourcing Zone.  And, finally, we made substantial progress in our corporate restructuring and we are operating with significantly increased efficiency.  We will continue to focus on these key components of our business strategy through the remainder of the year.”

Third Quarter Results

Revenue from continuing operations in the third quarter of 2005 increased 9.9% to $85.7 million from $78.0 million in the third quarter of 2004.  Revenue from continuing operations in the first nine months of 2005 increased 5.7% to $232.3 million from $219.7 million in the same period last year.

Operating income from continuing operations in the third quarter of 2005 increased 35.3% to $21.8 million from $16.1 million in the third quarter of 2004.  The quarterly results included a restructuring charge of $0.4 million related to office closures.  The Company also recorded a third quarter charge of $0.6 million for workforce reductions.

Operating income from continuing operations in the first nine months of 2005 increased 12.1% to $40.1 million from $35.7 million in 2004.  Operating income includes restructuring charges of $1.2 million for vacated leased office space and $1.8 million for severance costs.

Net income in the third quarter of 2005 was $5.2 million compared to a net loss of $9.8 million in the third quarter of 2004 primarily due to improved operating results, reduced interest expense and a third quarter 2004 goodwill impairment charge of $6.2 million on Advanstar’s German tradeshow business included in discontinued operations.

Net income in the first nine months of 2005 was $26.9 million compared to a net loss of $21.5 million in the first nine months of 2004.  Net income in the first nine months of 2005 includes operating results of assets sold to Questex in May 2005 and a $53.0 million gain recorded on the sale as discontinued operations.  Net income in the nine-month period of 2005 also includes a favorable impact of a $4.6 million cumulative effect of accounting change related to the consolidation of Advanstar.com operating results into Advanstar.  These items are partially offset by $12.6 million in costs related to the tender and extinguishment of a portion of the Company’s debt in the second quarter of 2005 as well as a $3.1 million restructuring charges in the first nine months of 2005.  Net income in the first nine months of 2004 includes operating results of assets sold to Questex as well as other assets sold in 2004 including the Company’s art properties, joint venture in France and German tradeshow business as discontinued operations.

Cash used in operations was $4.0 million in the first nine months of 2005 compared to cash generated by operations of $11.8 million in the same period last year.  Operating cash flow in 2005 was primarily impacted by costs related to the extinguishment of a portion of the Company’s debt, severance payments associated with restructuring activities, and the sale of assets to Questex.

EBITDA from continuing operations in the third quarter of 2005 grew 14.6% to $30.8 million from $26.8 million in the same period of last year.  EBITDA from continuing operations in the first nine months of 2005 grew 2.4% to $68.4 million from $66.9 million in the first nine months of last year.

Third Quarter Segment Operating Summary

Tradeshows and Conferences:

Revenue from tradeshows and conferences increased 18.6% to $46.8 million in the third quarter of 2005 from $39.5 million in the third quarter of 2004, due to the strong performance of the fall 2005 MAGIC event, our acquisition of Project and Pool, and the launch of new Life Sciences conferences. MAGIC revenue increased 8.6% over the fall 2004 event with exhibit space reaching approximately 946,000 square feet.  The acquired Project and Pool events contributed $3.3 million of revenue in the quarter.  Four new conferences were launched in the third quarter of 2005, including three additional pharmaceutical conferences and a licensing conference.  These launches generated $0.7 million of revenue.

Contribution margin from tradeshows and conferences increased 11.6% to $28.0 million from $25.1 million in the third quarter of 2004 primarily due to the performance of the fall MAGIC show and acquired Pool and Project events, partially offset by investments made in the Company’s Off-Road and Arenacross event launches.

Publications:

Revenue from publications in the third quarter of 2005 declined 1.4% to $34.3 million from $34.8 million in the third quarter of 2004.  Revenue from Life Sciences custom projects declined $1.2 million in the quarter due to continued impact from the restructuring of the Life Sciences properties and its effect on the 2005 sales cycle. Additionally, primary healthcare and pharmaceutical publications’ revenue declined $0.6 million and $0.4 million, respectively, in the third quarter.  The Company’s flagship primary care publication, Medical Economics, increased revenue in the quarter by 9.4%.  In specialty care, while softer revenues were generated from nursing publications, revenue from the Company’s other six specialty titles increased 13.5% over the third quarter last year.  Revenue from the dental and veterinary publications increased $0.3 million or 6.6%, and $0.2 million or 6.7%, respectively, over the third quarter in 2004.  New publication launches generated $1.1 million in revenue in the third quarter 2005 and included Dirt Sports and Off-Road Business in Powersports/Automotive and Locum Life, Firstline, Ophthalmology Times Europe and Contract Services Europe in Life Sciences.

Contribution margin from publications increased 5.5% to $10.4 million from $9.8 million in the third quarter of 2004.  The increase is due to cost savings associated with the restructuring efforts in the Life Sciences operating group.

Direct Marketing Products and Other:

Revenue from direct marketing products and other increased 24.1% in the third quarter to $4.6 million from $3.7 million in the same period of 2004.  This increase is due to the adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which requires consolidation of the results of the Company’s affiliate, Advanstar.com.

Contribution margin for direct marketing products and other increased to $2.4 million from $1.2 million in the third quarter of 2004, due to the consolidation of Advanstar.com.

General and Administrative:

General and administrative costs declined 0.4% to $8.9 million in the third quarter of 2005.  The improvement is due to $0.7 million of savings associated with the restructuring of our leased office space, partially offset by $0.4 million in contingent employee compensation related to the 2004 IVT acquisition earn-out and increased costs resulting from the consolidation of the results of Advanstar.com upon the adoption of FASB Interpretation No. 46R, as discussed above.

Nine-Month Period Segment Operating Summary

Tradeshows and Conferences:

Revenue from tradeshows and conferences increased 14.0% to $111.0 million from $97.4 million in the first nine months of 2004.  Revenue from the Company’s three largest events, MAGIC, Dealer Expo, and Licensing International increased $8.0 million, or 9.6%, compared to the first nine months of 2004.  Exhibit space at the spring and fall MAGIC events grew by a combined 2.3% over 2004 to 1,833,300 square feet.  Licensing International space increased 6.7% to 194,400 square feet and Dealer Expo space increased 1.7% to 328,300 square feet.  The acquisition of Project and Pool contributed $3.3 million of revenue in the first nine months of 2005 from the events held in Las Vegas in coordination with MAGIC in August.  The Company also launched the Off-Road Impact tradeshow and conference complementing the 2004 launches of Dirt Sports and Off-Road Business magazines, 15 new IVT and pharmaceutical conferences, a dental conference - Digital Radiography Congress, and a licensing conference.  These launches generated revenue of $3.6 million in the first nine months of 2005.  The increased revenue generated from these tradeshows and conferences was partially offset by the revenue effect of holding one less IMS motorcycle event in the first nine months of 2005.

Contribution margin from tradeshows and conferences increased 8.2% to $64.9 million in the first nine months of 2005 from $60.0 million in the same period last year.  The first nine months of 2005 reflects an increase in contribution margin of $4.9 million, or 9.0%, from MAGIC, Dealer Expo and our Licensing International event.  The acquisitions of Project and Pool, as well as the tradeshow and conferences launched during the first nine months of 2005, generated $1.9 million in contribution margin in the period.  The increase in contribution margin was partially offset by launch investments in staffing and other direct costs to support our first quarter 2005 launch of the Off-Road Impact tradeshow and conference and our fourth quarter 2005 launch of the Arenacross events.

Publications:

Revenue from publications in the first nine months of 2005 declined 3.0% to $108.0 million from $111.3 million in the first nine months of 2004.  Revenue from Life Sciences custom projects declined $4.2 million, or 37.2%, in the first nine months of 2005, attributable in part to the restructuring of the Life Sciences properties and its effect on the 2005 sales cycle.  In specialty care, revenue from the nursing publications declined $1.6 million or 20.7% as nursing advertising continues to contract.  Revenue from the Company’s other six publications in specialty care increased 5.8% year to date over the same period last year.  Primary healthcare publication revenue declined 4.0% in the first nine months of the year.  Revenue from dental publications increased 9.7% and automotive publications increased revenue 12.1% over the same period last year.  New publication launches generated $1.8 million in revenue in the first nine months of 2005 and included Dirt Sports and Off-Road Business in Powersports/Automotive and Locum Life, Firstline, Ophthalmology Times Europe and Contract Services Europe in Life Sciences.

Contribution margin from publications declined 4.9% in the first nine months of 2005 to $33.3 million from $35.0 million in the same period of 2004.  The decrease is primarily due to the decline in revenue in Life Sciences projects and the launch investments in the off-road properties of Dirt Sports and Off-Road Business.

Direct Marketing Products and Other:

Revenue from direct marketing products and other increased 21.0% to $13.3 million from $11.0 million in the first nine months of 2004.  This increase is due to the adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” which required us to consolidate the results of our affiliate, Advanstar.com.

Contribution margin for the direct marketing products and other segment increased 49.1% to $4.5 million in the first nine months of 2005 from $3.0 million in the same period last year, due to the consolidation of Advanstar.com.

General and Administrative:

General and administrative costs increased 11.2% to $31.2 million from $28.0 million in the first nine months of 2004, due to 1) $0.9 million in staff and management investments for our Life Sciences properties; 2) $0.6 million in costs related to strategic consulting and marketing initiatives; 3) $0.2 million in costs related to Sarbanes-Oxley compliance; 4) $1.0 million contingent employee compensation costs related to the IVT acquisition; and 5) increased costs due to the consolidation of the results of Advanstar.com upon the adoption of FASB Interpretation No. 46R, as discussed above.

Discontinued Operations

Income from discontinued operations was $3.0 million in the third quarter of 2005 compared to a loss from discontinued operations of $6.0 million in the third quarter of 2004.  Income from discontinued operations was $46.9 million in the first nine months of 2005 compared to a loss of $2.0 million in the first nine months of 2004.  The results of the operations, gains on sale, or impairment of goodwill for all assets described below are included in discontinued operations and are not included in reported revenue, contribution margin or EBITDA.

In the second quarter of 2005, the Company’s last East Coast Fashion event was closed.  A $2.3 million impairment charge for the remaining intangible assets of this business was recorded in the second quarter of 2005.

In May and July 2005, Advanstar sold the assets and liabilities associated with its tradeshows and conferences, trade publications and direct marketing products in the Information Technology & Communications, Travel & Hospitality, Beauty, Home Entertainment, Abilities and Portfolio sectors, including the shares of its Brazilian and Hong Kong subsidiaries for $173.8 million.  A gain of $53.0 million on the sale of these assets was recorded in the second quarter of 2005.

Properties sold in 2004 included the Company’s art industry portfolio, its Post business magazine, its 65% interest in its French joint venture, and its German tradeshow business for an aggregate of $24.3 million in cash.  Total gain on sale of these assets was $2.1 million, after tax effect.  The aggregate goodwill impairment charges recorded in 2004 relating to these assets was $15.6 million.

Conference Call Information

Advanstar will hold a conference call to review third quarter 2005 results today at 11:00 a.m. Eastern.  The call can be accessed by dialing 1-800-399-1392 with access code number 8491145.  A copy of this release will also be available at our website, www.advanstar.com.

About Advanstar

Advanstar Communications Inc. (www.advanstar.com) is a leading worldwide media company providing integrated marketing solutions for the Fashion, Life Sciences and Powersports industries.  Advanstar serves business professionals and consumers in these industries with its portfolio of 87 events, 58 publications and directories, 125 electronic publications and Web sites, as well as educational and direct marketing products and services. Market leading brands and a commitment to delivering innovative, quality products and services enables Advanstar to “Connect Our Customers With Theirs.” Advanstar has roughly 1,000 employees and currently operates from multiple offices in North America and Europe.

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business.  However, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in Advanstar’s Form 10-K (333-57201) filed March 29, 2005 under the heading “Certain Factors Which May Affect Future Results.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release Advanstar discloses various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA.  A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

(Tables Follow)

Advanstar Communications Inc.

Summary Financial Information

(Unaudited)

(in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Tradeshows and conferences	$46,821	$39,493	$111,022	$97,367
Publications	34,307	34,786	107,951	111,333
Direct marketing products and other	4,563	3,678	13,280	10,973
Total revenue	85,691	77,957	232,253	219,673

Contribution margin (1):
Tradeshows and conferences	27,963	25,055	64,875	59,950
Publications	10,361	9,820	33,282	34,989
Direct marketing products and other	2,381	1,205	4,508	3,023
Total contribution margin	40,705	36,080	102,665	97,962

General and administrative expenses	8,896	8,930	31,150	28,005
Restructuring charge	1,041	—	3,056	—
Provision and funding of affiliated dot.com company operations	—	308	—	3,071
Depreciation and amortization	8,927	10,694	28,404	31,151
Operating income	$21,841	$16,148	$40,055	$35,735

Net income (loss)	$5,206	$(9,848)	$26,860	$(21,529)

Cash flows provided by (used in):
Operating activities	$9,619	$15,530	$(4,004)	$11,813
Investing activities	(10,235)	2,316	153,288	10,091
Financing activities	(25)	(825)	(153,171)	(11,177)

Other data:
EBITDA (2)	$30,768	$26,842	$68,459	$66,886

(1)                Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)                A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

(in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenue	$85,691	$77,957	$232,253	$219,673

Operating expenses:
Cost of production	16,404	14,520	43,923	39,464
Selling, editorial and circulation	28,582	27,357	85,665	82,247
General and administrative expenses	8,896	8,930	31,150	28,005
Restructuring charge	1,041	—	3,056	—
Provision and funding of affiliated dot.com company operations	—	308	—	3,071
Depreciation and amortization	8,927	10,694	28,404	31,151
Total operating expenses	63,850	61,809	192,198	183,938

Operating income	21,841	16,148	40,055	35,735
Other income (expense):
Interest expense, net	(13,635)	(17,362)	(48,064)	(52,939)
Loss on extinguishment of debt	—	—	(12,581)	—
Other (expense) income, net	(60)	26	(75)	1,239
Income (loss) from continuing operations before income tax expense	8,146	(1,188)	(20,665)	(15,965)
Provision for income taxes	5,894	2,656	4,009	3,548
Income (loss) from continuing operations before cumulative effect of accounting change	2,252	(3,844)	(24,674)	(19,513)

Income (loss) from operations of discontinued businesses	2,954	(6,004)	46,916	(2,016)
Income (loss) before cumulative effect of accounting change	5,206	(9,848)	22,242	(21,529)
Cumulative effect of accounting change	—	—	4,618	—
Net income (loss)	$5,206	$(9,848)	$26,860	$(21,529)

The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(In thousands)		(In thousands)
EBITDA	$30,768	$26,842	$68,459	$66,886
Depreciation and amortization	(8,927)	(10,694)	(28,404)	(31,151)
Operating income	21,841	16,148	40,055	35,735

Interest expense	(13,635)	(17,362)	(48,064)	(52,939)
Write-off of deferred financing costs	—	—	(12,581)	—
Other (expense) income, net	(60)	26	(75)	1,239
Provision for income taxes	(5,894)	(2,656)	(4,009)	(3,548)
Cumulative effect of accounting change	—	—	4,618	—
Income (loss) from operations of discontinued businesses	2,954	(6,004)	46,916	(2,016)
Net income (loss)	5,206	(9,848)	26,860	(21,529)
Loss (gain) on sale of business	94	(109)	(52,959)	(1,179)
Impairment loss on intangible assets	—	—	2,272	—
Goodwill impairment	—	6,150	—	15,570
Cumulative effect of accounting change	—	—	(4,618)	—
Write-off of deferred financing costs	—	—	3,517	—
Depreciation and amortization	8,925	12,469	31,356	36,777
Deferred income taxes	2,826	3,150	13,766	6,890
Other non-cash items	837	628	3,409	2,488
Changes in operating assets and liabilities	(8,269)	3,090	(27,607)	(27,204)
Net cash provided by (used in) operating activities	$9,619	$15,530	$(4,004)	$11,813

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income or loss plus amortization and depreciation less amounts attributable to minority interest.  EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures.  GAAP requires us to provide information about cash flow generated from operations.  However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income.  Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information.  Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments.  Accordingly, EBITDA is not necessarily indicative of amounts of cash that may be available to us for discretionary purposes.  Our method of computation may not be comparable to other similarly titled measures of other companies.  Additionally, our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur.  The definition of EBITDA in our existing Credit Facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Dave Montgomery

Chief Financial Officer

Advanstar Communications

218.723.9222

or

Leigh Parrish, Rachel Albert

Financial Dynamics for Advanstar Communications

212.850.5651, 212.850.5706